SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [    ]

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[   ] Definitive Proxy Statement
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IDEXX Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One IDEXX Drive
Westbrook, Maine 04092

March __, 2006

Dear Stockholder:

We invite you to attend our annual meeting of stockholders on Wednesday, May 10, 2006, beginning at 10:00 a.m., at the Portland Marriott Hotel in South Portland, Maine. At the annual meeting, we will conduct the business described in the attached notice and proxy statement. In addition, we will report on our business and introduce you to our directors and executive officers.

Whether you own few or many shares of stock, it is important that your shares be represented and voted at the annual meeting. Stockholders can vote their shares by telephone or via the Internet. Instructions for using these convenient services are provided in the proxy statement. You also can vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. However, if you previously have consented to vote and receive the notice and proxy statement via the Internet, you will not receive a paper proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have voted by another means.

If you are unable to attend the annual meeting, you can listen to a live Webcast of the meeting on the Internet. You can access the Webcast from the home page of our Web site, idexx.com. However, since you cannot vote your shares via the Webcast, it is important that you timely vote your shares in advance, using one of the procedures mentioned above and as more fully described in the enclosed proxy statement.

We look forward to your participation in the annual meeting.

Sincerely,

Jonathan W. Ayers
President, Chief Executive Officer and
Chariman of the Board of Directors

One IDEXX Drive
Westbrook, Maine 04092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IDEXX Laboratories, Inc., will be held on Wednesday, May 10, 2006, at 10:00 a.m. at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, for the following purposes:

1.	Election of Directors. To elect three Class I directors for three-year terms (Proposal One);

2.	Amendment to Restated Certificate of Incorporation. To approve an amendment to the company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 60,000,000 to 120,000,000 shares (Proposal Two);

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year (Proposal Three); and

4.	Other Business. To conduct such other business as may properly come before the annual meeting.

        Pursuant to the company’s amended and restated bylaws, the board of directors has fixed the close of business on March __, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A copy of our 2005 annual report is enclosed with this notice and proxy statement.

By order of the board of directors,

Conan R. Deady, Secretary

Westbrook, Maine
March __, 2006

It is important that your shares be represented and voted at the annual meeting. You can submit a proxy by telephone, Internet or mail as described in the proxy statement.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 10, 2006

        This proxy statement and the accompanying materials are being delivered to you in connection with the solicitation by the board of directors of IDEXX Laboratories, Inc. of proxies to be voted at our 2006 annual meeting of stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we”, “us”, the “company” or “IDEXX” should refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries.

        We are a Delaware corporation and were incorporated in 1983. Our principal executive offices are located at One IDEXX Drive, Westbrook, Maine 04092. References to our Web site in this notice and proxy statement are inactive textual references only and the contents of our Web site should not be deemed incorporated by reference into this notice or proxy statement for any purpose.

        Our annual report for the year ended December 31, 2005 is being mailed to our stockholders with this proxy statement on or about April __, 2006.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How Proxies Work

        IDEXX’s board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the board of directors in this proxy statement. You can vote for the director nominees or withhold your vote for one or both nominees. You also can vote for or against the other proposals or abstain from voting. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors.

Who Can Vote

        Holders of IDEXX common stock at the close of business on __________, 2006 are entitled to receive notice of and to vote their shares at the annual meeting. As of ___________, 2006, there were __________ shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

How to Vote

        You can vote in person at the annual meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can change your vote at the annual meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the annual meeting.

     •    Vote by Telephone

        If your shares are registered in your name, you can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. ET on May 9, 2006. Our telephone procedures are designed to authenticate the identity of stockholders, allow stockholders to vote their shares and confirm that their voting instructions have been recorded properly. If you vote by telephone, you do not need to return your proxy card.

        If your shares are held of record by a bank, broker or other holder of record (i.e., in “street name”), please refer to the telephone voting instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

     •    Vote by the Internet

        If your shares are registered in your name, go to the Web site indicated on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. ET on May 9, 2006. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you do not need to return your proxy card.

        If your shares are held of record by a bank, broker or other holder of record, please refer to the Internet voting instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

     •    Vote by Mail

        If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed postage-paid envelope. If your shares are held by a bank, broker or other holder of record, please refer to the vote-by-mail instructions contained in the voting instruction form that has been provided to you by the holder of record together with these proxy materials.

     •    Vote at the Annual Meeting

        If you attend the annual meeting, you will be able to vote your shares, even if you already voted by telephone, Internet or mail. If your shares are held of record in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

Revoking a Proxy

        You can revoke your proxy, whether it was given by telephone, Internet or mail, before it is voted by:

•	Providing written notice to the corporate secretary of IDEXX before or at the annual meeting prior to the voting on any proposal;

•	Submitting a new proxy with a later date, including a proxy given by telephone or via the Internet; or

•	Voting by ballot at the annual meeting.

        The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the annual meeting will not, by itself, revoke your proxy.

Quorum

        In order to transact business at the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either by proxy or in person. Abstentions and broker nonvotes are counted as present and entitled to vote for purposes of determining a quorum. Broker nonvotes occur when a broker returns a proxy, but indicates that it does not have authority to vote on a particular proposal. Treasury shares, which are shares owned by IDEXX itself, are not voted and do not count towards establishing a quorum.

Votes Needed

        The director nominees who receive the most votes at the meeting will be elected to fill the seats on the board. The affirmative vote at the meeting of the holders of a majority of the outstanding shares of common stock is required for approval of the proposed amendment to our restated certificate of incorporation. The favorable vote of a majority of the votes cast is required for ratification of appointment of our independent registered public accounting firm. Only votes for or against a proposal count as votes cast. Abstentions and broker nonvotes are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the annual meeting.

Conduct of the Annual Meeting

        Rules for the conduct of the annual meeting will be available at the annual meeting. Under our amended and restated bylaws, the chairman may adopt rules and procedures that he believes are appropriate to ensure that the annual meeting is conducted properly.

Webcast of Annual Meeting

        Our annual meeting will be Webcast live on the Internet at 10:00 a.m. ET on May 10, 2006. The Webcast will include consideration of the proposals and our chief executive officer’s presentation regarding our business, and will provide audio and the accompanying graphic presentation, but will not include the question-and-answer session that follows the presentation. People accessing the Webcast will not be able to ask questions or otherwise participate during the meeting. You can access the Webcast from the home page of our Web site, idexx.com. Since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance of the annual meeting, using one of the procedures described above.

Voting on Other Matters

        If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date that this proxy statement went to press, we did not know of any other matters to be raised at the annual meeting and, pursuant to our amended and restated bylaws, the date by which other matters must have been submitted by our stockholders has passed.

Solicitation of Proxies

        IDEXX will pay the expenses of the board of directors’ solicitation of proxies. Proxies can be solicited on our behalf by directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., to distribute and solicit proxies. We will pay MacKenzie Partners, Inc. a fee of approximately $6,000, plus reasonable out-of-pocket expenses, for its services.

        Brokers, custodians and fiduciaries will be requested to forward proxy-soliciting material to the owners of common stock held in their names and, as required by law, IDEXX will reimburse them for their reasonable out-of-pocket expenses for this service.

CORPORATE GOVERNANCE

Board of Directors

        Our board of directors, which we refer to as the board of directors or the board, consists of eight members. The board has determined that all current board members and nominees for election, with the exception of Mr. Ayers, our chief executive officer, are “independent” as defined by the rules of the NASDAQ Stock Market. The board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The board has delegated various responsibilities and authority to different board committees as described below under the heading “Committees of the Board.”

        The board of directors is responsible for monitoring the overall performance of IDEXX. Among other things, the board of directors, directly and through its committees, establishes corporate policies, oversees compliance and ethics, reviews the performance of the chief executive officer, reviews and approves the annual budget, reviews and approves certain transactions, and reviews the company’s long-term strategic plans. You can access a description of the board’s involvement in IDEXX’s strategic planning process on the Internet at idexx.com/aboutidexx/governance/directors/strategic.cfm, or by contacting our corporate secretary at the company’s headquarters address.

        In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the board of directors does not control the day-to-day management of IDEXX. Members of the board of directors keep informed about IDEXX’s business by participating in board and committee meetings, by reviewing analyses and reports regularly sent to them by management, and through discussions with the chief executive officer and other officers.

        Directors are responsible for attending board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. The board of directors held five meetings, and board committees held 20 meetings in 2005. Each of our directors attended 75 percent or more of the meetings of the board and board committees on which he or she served in 2005. It is our policy to schedule board and committee meetings to coincide with the annual meeting of stockholders, and directors are expected to attend the annual meeting. Last year, all of the individuals then serving as directors attended our annual meeting.

Committees of the Board

        The board of directors has established audit, compensation, nominating and governance, and finance committees, each of which is described briefly below. Each of these committees acts pursuant to a written charter that is approved by the board and reviewed annually by the applicable committee. Current copies of each committee’s charter can be accessed on the Internet at idexx.com/aboutidexx/governance/charters/, or by contacting the corporate secretary at the company’s headquarters address. Our audit committee charter is attached as Appendix A.

Audit Committee

        The audit committee is responsible for overseeing the accounting, internal control, financial reporting and audit processes of the company, including the selection and retention of IDEXX’s independent auditors. The audit committee also oversees the company’s risk management policies and reviews related party transactions. The audit committee meets from time to time with IDEXX’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters. The audit committee met 10 times in 2005. The committee has adopted procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The audit committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation, and the company will provide appropriate funding for payment of such services, as determined by the audit committee. The current audit committee members are Messrs. McKeon (chairman) and End and Dr. De Souza, each of whom has been determined by our board of directors to satisfy the heightened criteria for independence and other requirements applicable to members of audit committees under the rules of the NASDAQ Stock Market and the independence rules contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act. The nominating and governance committee of the board has determined that Messrs. McKeon and End are “audit committee financial experts” as defined by the Securities and Exchange Commission, or SEC. The responsibilities and activities of the audit committee are described in greater detail under the heading “Report of the Audit Committee of the Board of Directors” below and the Audit Committee Charter attached as Appendix A.

Compensation Committee

        The compensation committee oversees the management compensation philosophy and practices of IDEXX, evaluates the performance of the chief executive officer, determines the compensation of the chief executive officer and approves the compensation of the other executive officers, reviews succession plans for executive officers and management’s overall leadership development plan, oversees the company’s equity compensation and benefit plans, and reviews compliance by executive officers with the company’s stock ownership and retention guidelines. The compensation committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary, and did retain an executive compensation consultant firm in 2005. The current compensation committee members are Messrs. Murray (chairman), Craig and End, and Dr. De Souza, each of whom is an independent director as defined by the rules of the NASDAQ Stock Market. The committee met three times in 2005. See “Compensation Committee Report on Executive Compensation” beginning on page 20.

Nominating and Governance Committee

        The nominating and governance committee advises and makes recommendations to the board of directors with respect to corporate governance practices, including board organization, function, membership, performance and compensation. The nominating and governance committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current nominating and governance committee members are Messrs. End (chairman) and Craig, and Dr. Henderson, each of whom is an independent director as defined by the rules of the NASDAQ Stock Market. The nominating and governance committee met five times in 2005.

        In performing its nominating function, the committee identifies, evaluates, recruits and nominates candidates to fill vacancies on the board, using criteria set forth in the company’s corporate governance guidelines as discussed below. The process followed by the nominating and governance committee to identify and evaluate candidates includes receiving recommendations from our directors, management and stockholders, holding meetings to evaluate biographical information and background material relating to potential candidates, and interviewing selected candidates.

        In addition to receiving recommendations from our directors, management and stockholders, the nominating and governance committee, in some instances, will engage an executive search firm to assist in recruiting director candidates. In such cases, the search firm assists the nominating and governance committee in identifying potential candidates that fit the board’s search criteria; obtaining candidate resumes and other biographic information; conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the board; scheduling interviews with the nominating and governance committee, other members of the board, and management; performing reference checks; and assisting in finalizing arrangements with candidates who receive an offer to join the board.

        Stockholders who want to recommend a nominee for director should submit the name of such nominee to the corporate secretary of IDEXX at the company’s headquarters address, together with biographical information and background material sufficient for the committee to evaluate the nominee based on its selection criteria, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the company’s common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will apply the same criteria, and follow substantially the same process, in considering stockholder nominations that comply with these procedures as it does in considering other nominations. Stockholders also have the right under the company’s amended and restated bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth under “Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” on page 28 of this proxy statement. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on the company’s proxy card for the next annual meeting. Candidates nominated by stockholders in accordance with the procedures set forth in the amended and restated bylaws will not be included on the company’s proxy card for the next annual meeting, but may be included on proxies the nominating stockholders may seek independently.

        The nominating and governance committee is responsible for annually reviewing with the board the requisite skills and criteria for new board members, as well as the composition of the board as a whole. The nominating and governance committee also annually reviews the performance of the board, its committees and each of the directors.

Finance Committee

        The finance committee advises the board of directors with respect to financial matters, including capital structure and strategies, financing strategies, investment practices, major financial commitments, financial risk management, acquisitions and divestitures, and stock repurchase activities. In addition, the finance committee reviews and approves proposed acquisitions and divestitures having values up to $20 million. The current finance committee members are Messrs. Craig (chairman) and McKeon and Dr. Henderson. The finance committee met twice during 2005.

Corporate Governance Guidelines and Code of Ethics

        The board has adopted corporate governance guidelines, which you can access on the Internet at idexx.com/aboutidexx/governance/guidelines/. The board also has adopted a code of ethics that applies to all of our employees, officers and directors, which you can access on the Internet at idexx.com/aboutidexx/governance/ethics/. You can also receive copies of the guidelines or the code by contacting the corporate secretary at the company’s headquarters address. In addition, we intend to post on our Web site, idexx.com, all disclosures that are required by law or the NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code of ethics.

        Among other matters, the guidelines provide as follows:

•	A substantial majority of the members of the board are independent directors, as defined by NASDAQ rules.

•	The audit, nominating and governance, compensation, and finance committees consist entirely of independent directors.

•	The nominating and governance committee recommends to the board for nomination all nominees for election to the board, except where the company is legally required by contract, by law or otherwise to provide third parties with the right to nominate directors.

•	The nominating and governance committee’s annual review of the requisite skills and criteria for board members, as well as the composition of the board as a whole, includes appropriate consideration of demonstrated experience, judgment, integrity, commitment and skills that are relevant to the company and its operations, including familiarity with science and technology, finance and accounting, marketing, product development, strategy, government regulation and affairs, and corporate governance.

•	The nominating and governance committee is responsible for annually assessing the performance of the board, its committees and each individual director.

•	When the chairman of the board is not an independent director, the independent directors elect a lead director from among the independent directors. The lead director, among other responsibilities, chairs meetings of the independent directors and consults with the chairman of the board regarding meeting agendas. The lead director is currently Mr. End.

•	Independent directors meet on a regular basis, but not less than twice annually, apart from management board members and other management representatives.

•	At least annually, the board reviews the company’s corporate strategy.

•	The board approves the chief executive officer’s goals annually.

•	At least annually, the compensation committee, in consultation with all independent directors, evaluates the performance of the chief executive officer.

•	The chief executive officer reports to the board at least annually on succession planning and management development.

•	Board members have complete access to management and are encouraged to make regular contact.

•	The board will give appropriate attention to written communications that are submitted to the board by our stockholders. The process for submitting such communications to the board is described below under the heading “Communications from Stockholders.”

•	Individual directors whose professional responsibilities outside of their involvement with the company change from those held when they were last elected to the board (except for promotions) should volunteer to resign from the board, giving the board an opportunity to review the appropriateness of their continued board membership under the changed circumstances.

•	Any director who turns age 73 while serving as a director is expected to retire from the board effective at the next annual meeting of stockholders following the date on which he or she turns 73.

•	Directors cannot serve on more than four other public company boards, audit committee members cannot serve on more than two other public company audit committees, and directors who are chief executive officers of other companies cannot serve on more than two other public company boards (including the board of their employer).

•	Directors must inform the chairman of the board and the chairman of the nominating and governance committee of any public company directorship they have been offered before accepting such offer to ensure that acceptance of such directorship would not create a conflict with the director’s duties as a director of the company.

Communications from Stockholders

        Written communications to the board can be submitted by electronic mail on our Web site at http://www.idexx.com/aboutidexx/governance/contactdirectors/, or by writing to our general counsel at the company’s headquarters address. Under procedures approved by a majority of the independent directors, the general counsel will review such communications and will forward them to the lead director or the other members of the board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the general counsel will forward communications to the lead director if they are relevant to IDEXX’s governance, ethics and policies.

Directors’ Compensation

        The following describes compensation earned by our directors during 2005, as well as the compensation that will be paid to our nonemployee directors for board service during 2006 pursuant to changes adopted by the board in December 2005. Directors who are employees receive no additional compensation for serving on the board.

         Cash Compensation

        During 2005, each of our directors who was not an officer or employee of IDEXX received an annual fee of $30,000. Nonemployee directors also received a fee of $1,000 for each day in which they attended one or more in-person meetings of the board or any of its committees. In addition, nonemployee directors received the following annual fees: $5,000 for the audit committee chairman, $2,500 for other audit committee members, $2,500 for the chairmen of other committees, and $2,500 for the lead director. The table on page 8 summarizes compensation earned by each nonemployee director in 2005.

        During 2005, each nonemployee director was required to defer at least one-half of his or her annual fee in the form of deferred stock units, or DSUs, under the company’s director deferred compensation plan, or the Director Plan, described below. During 2005, directors could also voluntarily defer some or all of the remainder of their annual fee and some or all of any other fees received for board service through the Director Plan.

        Effective January 1, 2006, each of our non-employee directors will receive an annual fee of $37,000. The director may elect to defer all, but not less than all, of this annual fee in the form of DSUs. In addition, nonemployee directors receive the following annual fees: $10,000 for the audit committee chairman, $5,000 for other audit committee members, $5,000 for the chairmen of other committees, and $10,000 for the lead director. None of these fees may be deferred under the Director Plan. There are no additional fees for board meeting attendance.

         Equity Compensation

        Under the standard board compensation arrangements in effect before January 1, 2006, each nonemployee director received a nonqualified stock option to purchase shares of common stock at each annual meeting of stockholders, which option was granted under the 2003 Stock Incentive Plan, or the 2003 Plan. In 2005, each nonemployee director was granted an option to purchase 2,500 shares. In addition, nonemployee directors elected to the board other than at an annual meeting were granted an option for a pro rata number of shares of common stock based on the number of months remaining until the next annual meeting. Under this arrangement, Mr. Murray was granted a stock option to purchase 600 shares on February 23, 2005. The option exercise price per share for each director stock option is equal to the last reported sale price for a share of the company’s common stock on the NASDAQ Stock Market on the date the option was granted. The options vest and become fully exercisable on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting. Upon a change in control (as defined in the 2003 Plan), options granted to all optionees, including to nonemployee directors, are subject to the following vesting provisions: 25% of the unvested options vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable. In addition, if an optionee, including any nonemployee director, is terminated by the successor company without cause within two years following a change in control, then all options held by such optionee become fully vested and exercisable.

        In general, options granted under the 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the director only while he or she is serving as a director of the company or within three months after he or she ceases to serve as a director of the company; provided, however, that the board has the discretion to allow a director to designate a beneficiary to exercise the options upon the director’s death. If a nonemployee director dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while serving as a director, or dies within three months after ceasing to serve as a director, options are exercisable within one year following the date of death or disability. No option is exercisable after ten years from the date of grant.

        Effective January 1, 2006, nonemployee directors no longer receive stock options and instead receive an annual grant of DSUs with a value of $75,000. The number of DSUs is determined by dividing such amount by the price of the company’s common stock on the date of grant of the award, which generally is in February of each year. New nonemployee directors joining the board after the February grants are granted a pro rata number of DSUs based on the number of months remaining until the next year’s annual grant. The DSUs vest one year from the date of grant. Any director who meets the stock ownership guidelines described below at the time of the annual equity award grant may elect, in lieu of receiving DSUs, to receive a grant of restricted shares of the company’s common stock valued at $75,000, which shares would vest one year from the date of grant.

         Director Deferred Compensation Plan

        DSUs are subject to the terms of the Director Plan. The payment of fees in the form of DSUs is considered deferred compensation for federal income tax purposes. Any compensation deferred by a director is credited to an account established in the director’s name that is denominated as a number of DSUs having an aggregate value equal to the compensation deferred into such account divided by the price of a share of IDEXX common stock. DSUs granted as described in the preceding paragraph also are credited to this account. Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. One year after a director ceases to serve on the board for any reason, he or she will receive shares of common stock equal to the number of DSUs in his or her account. In addition, if the plan administrator of the Director Plan determines that a director has suffered an unforeseeable emergency (as defined in the Director Plan), the plan administrator may authorize the distribution of all or a portion of the director’s DSUs. Upon a change in control of the company (as defined in the Director Plan), any applicable deferral limitations or other restrictions on each director’s account will lapse, and the shares of IDEXX common stock distributed from such account will be deemed to have been outstanding immediately prior to the change in control.

         Other Compensation

        All directors are reimbursed for reasonable travel expenses incurred in connection with board and committee meetings. The company does not provide any other benefits including retirement benefits or perquisites to its directors. Except as described in this “Directors’ Compensation” section, the company does not have any other arrangements for compensation or consulting agreements with its directors, other than compensation in consideration of employment paid to directors who are officers or employees of the company.

2005 Nonemployee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Shares Underlying Stock Option Awards
Thomas Craig	$38,500	2,500
Errol B. De Souza, PhD	40,500	2,500
William T. End	44,250	2,500
Rebecca M. Henderson, PhD	36,000	2,500
Brian P. McKeon	43,000	2,500
Robert J. Murray	26,125	3,100

(1)	Includes amounts deferred under the Director Plan.

Director Stock Ownership Guidelines

        Upon recommendation of the nominating and governance committee, the board has adopted stock ownership guidelines for directors. Under the guidelines that were in effect during 2005, nonemployee directors were encouraged to own, within three years of becoming a director, a number of shares of common stock either having a fair market value equivalent to at least three times the value of their annual retainer (equaling $90,000 under the compensation arrangements in effect in 2005) or in which the director’s cost basis is equivalent at least to such amount. DSUs credited to a director’s deferred compensation investment account, as described above, are included in calculating stock ownership pursuant to these guidelines. Each director was in compliance with the stock ownership guidelines in effect during 2005.

        Effective January 1, 2006, the stock ownership guidelines for directors were revised to require that by the later of December 31, 2010 or seven years after joining the board, nonemployee directors are expected to own a number of shares of the company’s common stock having a value of $500,000. Directors’ compliance with these guidelines will be measured annually on September 30. As of the first such measurement date on which a director holds shares with a value of at least $500,000, he or she shall be deemed to have satisfied the stock ownership guidelines in all future periods, provided that he or she continues to own at least the number of shares owned as of such measurement date. DSUs credited to a director’s deferred compensation investment account, as described above, are included in calculating stock ownership pursuant to these guidelines.

Section 16(a) Beneficial Ownership Reporting Requirements

        Under Section 16(a) of the Exchange Act, IDEXX’s directors, executive officers and any persons holding more than ten percent of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. The SEC has established specific due dates and IDEXX is required to disclose in this proxy statement any failure to file by those dates.

        Based solely on our review of (i) copies of Section 16(a) reports that IDEXX received from such persons for their transactions during IDEXX’s 2005 fiscal year and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for IDEXX’s 2005 fiscal year, IDEXX believes that none of such persons failed to file on a timely basis reports required by Section 16(a). The company determined in March 2006 that the Form 3 filed by Quentin Tonelli, Corporate Vice President, on July 22, 2002 reporting his initital beneficial ownership of common stock omitted 1,050 shares held in a trust of which he is a beneficiary, and which shares would be deemed to be beneficially owned by him. An amendment to this Form 3 reporting the 1,050 shares was filed on March __, 2006.

Compensation Committee Interlocks and Insider Participation

        During our 2005 fiscal year, the compensation committee was comprised of Messrs. Murray (chairman), Craig and End, and Dr. De Souza. None of the members of the compensation committee has ever been an officer or employee of the company or any of its subsidiaries, nor have they had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the executive officers of the company served as a member of the compensation committee or board of directors of any other company during the fiscal year 2005.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

        The table below shows the number of shares of our common stock beneficially owned as of March __, 2006 by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table shown on page 17, whom we refer to as the named executive officers, and (c) directors and executive officers of IDEXX as a group. The table also sets forth DSUs credited to the individual’s deferred compensation investment account (as described under “Directors’ Compensation” on page 7 and under “Executive Deferred Compensation Plan” on page 19). Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares listed.

Beneficial Owner	Number of Shares Owned	Options Exercisable (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Outstanding (3)	DSUs (4)	Total Number of Shares Owned and DSUs (5)
Jonathan W. Ayers	34,592	421,128	455,720	1.4%	14,791	49,383
Thomas Craig	1,460	28,400	29,860	*	796	2,256
Errol B. De Souza, PhD	0	10,525	10,525	*	2,014	2,014
William T. End	8,985	21,900	30,885	*	796	9,781
Rebecca M. Henderson, PhD	0	8,233	8,233	*	1,809	1,809
Barry C. Johnson, PhD	0	0	0	*	827	827
Brian P. McKeon	0	8,233	8,233	*	2,134	2,134
Robert J. Murray	10,000	3,100	13,100	*	479	10,479

William C. Wallen, PhD	3,052	45,400	48,452	*	--	3,052
Merilee Raines	35,200	129,400	164,600	*	--	35,200
Robert S. Hulsy	14,123	85,753	99,876	*	--	14,123
Laurel E. LaBauve	475	8,200	8,675	*	--	475

All current directors and
executive officers as a group
(17 persons)	143,290	952,113	1,095,403	3.34%	24,879	168,168

*	Less than 1%

(1)	Consists of options to purchase common stock exercisable on or within 60 days of March __, 2006.

(2)	The number of shares beneficially owned by each person or group as of March __, 2006 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March __, 2006, including but not limited to, upon the exercise of stock options, but does not include DSUs.

(3)	For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the ___________ shares of common stock outstanding on March __, 2006 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March __, 2006, including but not limited to, upon the exercise of stock options.

(4)	Represents fully vested DSUs. The individuals holding fully vested DSUs are at risk as to the price of IDEXX common stock in their investment accounts. DSUs carry no voting rights, but are included in calculating stock ownership required by the company pursuant to its guidelines for directors and executive officers.

(5)	Excludes stock options exercisable on or within 60 days of March __, 2006.

OWNERSHIP OF MORE THAN FIVE PERCENT

OF OUR COMMON STOCK

        The table below shows the number of shares of our common stock beneficially owned by each person or group known by us to own beneficially more than 5% of the outstanding shares of IDEXX common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding (1)
Ruane Cunniff & Goldfarb Inc. (2)	5,033,336	15.80%
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798
Neuberger Berman, Inc. (3)	3,466,144	10.88%
605 Third Avenue
New York, New York 10158-3698
Capital Research and Management Company (4)	2,670,000	8.38%
333 South Hope Street
Los Angeles, California 90071

(1)	For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group by the ___________ shares of common stock outstanding on March __, 2006.

(2)	Based solely upon information derived from a Schedule 13G/A filed by Ruane Cunniff & Goldfarb Inc., or Ruane Cunniff, pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2005. According to the Schedule 13G/A, Ruane Cunniff has the sole power to vote 2,575,980 shares and sole power to dispose of 5,033,336 shares.

(3)	Based solely upon information derived from a Schedule 13G/A filed by Neuberger Berman, Inc., or Neuberger Berman, pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2005. According to the Schedule 13G/A, Neuberger Berman has the sole power to vote 148,931 shares, shared power to vote 2,548,138 shares and shared power to dispose of 3,466,144 shares. Of the 2,548,138 shares over which Neuberger Berman has shared voting power, Neuberger Berman, LLC and Neuberger Berman Management Inc. (which are each 100% owned by Neurberg Berman) are deemed to be beneficial owners of these shares since they both have shared power to dispose of these shares. Of the 2,548,138 shares over which Neuberger Berman has shared voting power, 2,548,138 shares are beneficially owned by Neuberger Berman Genesis Fund Portfolio, a series of Neuberger Berman Equity Funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio. The 918,006 share difference in voting and investment power is a result of client accounts over which Neuberger Berman has shared power to dispose of, but not vote, the shares.

(4)	Based solely upon information derived from a Schedule 13G/A filed by Capital Research and Management Company, or CRMC, pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 2005. According to the Schedule 13G/A, CRMC has the sole power to vote 2,160,000 shares and sole power to dispose of 2,670,000. Of the 2,670,000 shares that CRMC has sole power to dispose of, all of such shares are beneficially owned by investment companies to which CRMC provides investment advisory services. CRMC has sole power to dispose of such shares and therefore is deemed to beneficially own such shares under Section 13 of the Exchange Act. CRMC disclaims beneficial ownership of such shares.

ELECTION OF DIRECTORS
(PROPOSAL ONE ON THE PROXY CARD)

        The board of directors is divided into three classes, designated as Class I directors, Class II directors and Class III directors. Members of each class hold office for three-year terms. Class I consists of three directors whose terms expire at the 2006 annual meeting of stockholders, Class III consists of two directors whose terms expire at the 2007 annual meeting of stockholders and one vacancy, and Class II consists of three directors whose terms expire at the 2008 annual meeting of stockholders. The board has not nominated a new director to fill the vacancy in Class III; accordingly, there will be a vacancy in this class after the annual meeting.

        The board, upon recommendation of the nominating and governance committee, has nominated William T. End, Barry C. Johnson, PhD and Brian P. McKeon to serve as Class I directors with a term expiring at the 2009 annual meeting of stockholders. Messrs. End and McKeon and Dr. Johnson are currently Class I directors and have indicated a willingness to serve, if elected. If any of the director nominees is unable to serve, proxies can be voted for a substitute nominee, unless the board chooses to reduce the number of directors on the board.

        There are no family relationships among the executive officers or directors of IDEXX.

   Nominees for Class I Directors Whose Terms Would Expire in 2009

William T. End, age 58, has been a director of IDEXX since July 2000. Mr. End was the Executive Chairman of the Board of Cornerstone Brands, Inc., a catalog retailer, from March 2001 until his retirement in June 2002, and served as Chairman and Chief Executive Officer of Cornerstone Brands, Inc. from 1995 until March 2001. From 1991 to 1995, Mr. End was employed by Land’s End, Inc., including as President and Chief Executive Officer, and from 1975 to 1991 he was employed by L.L. Bean, Inc., including as Executive Vice President. Mr. End is a director of Eddie Bauer Holdings, Inc.

Barry C. Johnson, PhD, age 62, has been a director of IDEXX since March 2006. Dr. Johnson has served as Dean, College of Engineering, Villanova University since August 2002. He served as Chief Technology Officer of Honeywell International Inc., a diversified technology and manufacturing company, from July 2000 to April 2002. Prior to that, Dr. Johnson served as Corporate Vice President of Motorola, Inc., a global communications company, and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also serves as a director of Rockwell Automation, Inc. and Cytec Industries, Inc.

Brian P. McKeon, age 44, has been a director of IDEXX since July 2003. Mr. McKeon has been Executive Vice President and Chief Financial Officer of The Timberland Company, a provider of premium outdoor footwear, apparel and accessories, since March 2000. Prior to joining Timberland, from 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo, Inc., serving most recently as Vice President Finance of Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting Group and as an auditor with Coopers & Lybrand.

Class II Directors Whose Terms Expire in 2008

Thomas Craig, age 51, has been a director of IDEXX since December 1999. Mr. Craig is a Partner and co-founder of Monitor Group, a strategic consulting and business services company, where he has served as a director since 1983. Mr. Craig is also a director of Jackson Laboratories, an independent genetics research organization, and Grace Kennedy, a public Jamaican company that provides products and services to the global Caribbean community.

Errol B. De Souza, PhD, age 52, has been a director of IDEXX since February 2003. Dr. De Souza is President and Chief Executive Officer of Archemix Corp., a private biopharmaceutical company developing aptamer therapeutics. Dr. De Souza was President and Chief Executive Officer of Synaptic Pharmaceutical Corporation, a GPCR-based drug discovery and development company, from 2002 until the completion of its merger with Lundbeck (a Danish Pharmaceutical Company) in 2003. From 1998 to 2002, Dr. De Souza was Senior Vice President and Site Head, U.S. Drug Innovation and Approval (R&D) of Aventis Pharmaceuticals, Inc., and its predecessor company Hoechst Marion Roussel, a global pharmaceutical company. While at Aventis, Dr. De Souza was Chairman of the Technology Committee of Merial Ltd., an animal health joint venture between Merck and Aventis. Prior to that, from 1992 to 1998, Dr. De Souza was a co-founder, Executive Vice President of R&D and a director of Neurocrine Biosciences, Inc., a biopharmaceutical company. Dr. De Souza is also a director of Palatin Technologies, Inc. and Targacept, Inc.

Rebecca M. Henderson, PhD, age 45, has been a director of IDEXX since July 2003. Dr. Henderson has served as the Eastman Kodak Professor of Management at the Sloan School of the Massachusetts Institute of Technology since 1988, where she specializes in technology strategy and the broader strategic problems faced by firms in high technology industries. Dr. Henderson has also been a research fellow at the National Bureau of Economic Research since 1995. Dr. Henderson is a director of the Whitehead Institute for Biomedical Research at MIT and Ember Corporation. Dr. Henderson also sits on the editorial boards of Management Science, Administrative Science Quarterly, Research Policy, The Economics of Innovation and New Technology, and the Strategy Management Journal.

Class III Directors Whose Terms Expire in 2007

Jonathan W. Ayers, age 50, has been Chairman of the Board, Chief Executive Officer and President of IDEXX since January 2002. Prior to joining IDEXX, from 1999 to 2001, Mr. Ayers was President of Carrier Corporation, the then-largest business unit of United Technologies Corporation, and from 1997 to 1999, he was President of Carrier Asia Pacific Operations. From 1995 to 1997, Mr. Ayers was Vice President, Strategic Planning at United Technologies. Before joining United Technologies, from 1986 to 1995, Mr. Ayers held various positions at Morgan Stanley & Co. in mergers and acquisitions and corporate finance. Prior to Morgan Stanley, Mr. Ayers worked as a strategy consultant for Bain & Company from 1983 to 1986 and was in the field sales organization of IBM’s Data Processing Division from 1978 to 1981. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and graduated from Harvard Business School in 1983.

Robert J. Murray, age 64, has been a director of IDEXX since February 2005. Mr. Murray was Chairman of the Board and Chief Executive Officer of New England Business Service, Inc., a business-to-business direct marketing company, from 1995 until his retirement in 2004. Prior to that, from 1961 to 1995, Mr. Murray held various executive positions at The Gillette Company, including as Executive Vice President, North Atlantic Group from 1991 to 1995, and as Chairman of the Board of Management of Braun AG, a subsidiary of Gillette headquartered in Germany, from 1985 to 1990. Mr. Murray is also a director of The Hanover Insurance Group, Inc., LoJack Corporation, Tupperware Corporation and Delhaize Group.

Recommendation of the Board of Directors

        The board of directors recommends that you vote FOR the election of the three Class I Director nominees listed above.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
(PROPOSAL TWO ON THE PROXY CARD)

Background

        On February 22, 2006, our board of directors unanimously adopted resolutions approving an amendment to our restated certificate of incorporation, or the restated certificate, increasing the number of shares of common stock authorized under the restated certificate from 60,000,000 shares to 120,000,000 shares, and directing that such amendment be submitted to a vote of the stockholders at the annual meeting. For the reasons described below, the board of directors believes that approval of the proposed amendment is in the best interests of the company and its stockholders. If the proposed amendment is approved by the stockholders at the annual meeting, the board intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment of Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix B as soon as practicable following the annual meeting.

        The restated certificate currently authorizes the company to issue up to a total of 60,500,000 shares of capital stock, of which 60,000,000 shares are designated as common stock and 500,000 shares are designated as preferred stock. As of February 28, 2006, the company had 31,809,619 shares of common stock outstanding and no shares of preferred stock outstanding. In addition, as of February 28, 2006, the company had 4,481,871 shares of common stock subject to outstanding equity awards or otherwise reserved for future issuance under our 2003 Plan and our 1997 employee stock purchase plan, resulting in 23,708,510 shares of common stock remaining as authorized for issuance under the restated certificate.

Reasons to Increase the Authorized Stock

        The additional shares of common stock to be available to us under the amendment may be used for, among other things, stock dividends and stock splits as determined by our board. Our board of directors believes that the amendment also increases our ability to effect, in a timely manner, transactions that are expected to be in the best interest of IDEXX and its stockholders, such as the acquisition of businesses, technologies or products, the entering into of strategic partnerships or other relationships that may complement or expand our business, and the raising of additional capital. We have no present understandings, commitments or agreements to enter into any such transaction.

        If the amendment is approved by our stockholders, the board believes that it will have a greater ability and flexibility to take advantage of commercial opportunities and market conditions. Without that increased flexibility, the board might be required to incur the costs and delays of either calling a special meeting of stockholders or waiting for the next annual meeting of stockholders in order to seek stockholder approval of an amendment to the restated certificate.

Certain Effects of the Proposed Amendment

        The issuance by IDEXX of any additional shares of common stock, other than in the form of a stock dividend, stock split or other similar event, will dilute the equity interests and voting power of our existing stockholders, as well as have a negative impact on our earnings per share. Such dilution or impact may be substantial, depending upon the number of shares issued. The newly authorized shares of common stock will have voting and other rights identical to those of currently authorized shares of common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights with respect to such stock. To effect the issuance of the increased number of shares of common stock authorized under our restated certificate, no further vote of our stockholders will be required under applicable law. We are, however, subject to the rules of the NASDAQ Stock Market and, to maintain our listing, we are required to seek stockholder approval in connection with the issuance of our capital stock under certain circumstances.

        The proposed amendment to the restated certificate is not intended to be an anti-takeover device. However, the issuance of additional shares of common stock would increase the number of outstanding shares, which could dilute the ownership and voting power of any person seeking to obtain control of the company, which would make it more difficult for such person to obtain control of the company. As of the date of this proxy statement, the board is not aware of any person who intends to seek to obtain control of the company.

        Under the General Corporation Law of the State of Delaware, IDEXX stockholders are not entitled to appraisal rights with respect to the approval, adoption or filing of the amendment and we will not independently provide stockholders with any such right.

Recommendation of the Board of Directors

        The board of directors believes that the adoption of this amendment is in the best interests of the company and its stockholders and recommends that you vote FOR the adoption of this proposed amendment.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL THREE ON THE PROXY CARD)

        The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2006.

        Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the audit committee, in its discretion, can direct the appointment of a different firm at any time during the year if the audit committee determines that such a change would be in the company’s and the stockholders’ best interests.

Independent Auditors’ Fees

        The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services. For fiscal year 2005, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2005	2004
Audit fees	$1,071,879	$1,106,762
Audit-related fees	1,500	90,801
Tax fees	348,159	95,137
All other fees	--	--

	$1,421,538	$1,292,700

        Audit Fees. Consists of fees billed for professional services rendered for the audit of IDEXX’s annual financial statements and review of the interim financial statements included in quarterly reports; audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; statutory audits or financial audits for subsidiaries or affiliates of IDEXX; services associated with SEC registration statements, periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.

        Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of IDEXX’s financial statements and are not reported under “Audit Fees.” These services include financial statement audits of employee benefit plans, internal control reviews and assistance with internal controls reporting requirements, and due diligence services pertaining to potential acquisitions.

        Tax Fees. Consists of tax compliance ($61,160 and $62,353 in 2005 and 2004, respectively), and tax advice and tax planning ($286,999 and $30,228 in 2005 and 2004, respectively). These services included United States federal, state and local tax planning, advice and compliance; international tax planning, advice and compliance; and review of federal, state, local and international income, franchise and other tax returns.

        Out-of-Pocket Expenses and Value Added Taxes. Included in the fee schedule above are amounts billed by the independent auditors for out of pocket expenses ($22,720 and $33,253 in 2005 and 2004, respectively), and value added taxes ($45,759 and $4,808 in 2005 and 2004, respectively).

Audit Committee Pre-Approval Policy

        The audit committee has adopted a policy for the pre-approval of audit and nonaudit services performed by our independent auditor, and the fees paid by the company for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the audit committee pre-approves the engagement terms and fees for the annual audit. Under the policy, certain types of other audit services, audit-related services and tax services have been pre-approved by the audit committee. Any services that have not been pre-approved by the audit committee as previously described, must be separately approved by the audit committee prior to the performance of such services.

        Pre-approved fee levels for all pre-approved services are established periodically by the audit committee. The audit committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the audit committee.

        With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the audit committee to assess the impact of the services on the independence of the independent auditor.

        The audit committee may delegate pre-approval authority to one or more of its members and has delegated such authority to the chairman of the audit committee. The audit committee member to whom such authority is delegated must report any pre-approval decisions to the audit committee at the next scheduled meeting. The audit committee does not delegate its pre-approval responsibilities to management of the company.

        During the last fiscal year, no services were provided by PricewaterhouseCoopers LLP that were approved by the audit committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

Recommendation of the Board of Directors

        The board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.

EQUITY COMPENSATION PLAN INFORMATION

	December 31, 2005
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans
approved by security holders	3,772,402	(1)	$35.172	1,063,331	(2)
Equity compensation plans not
approved by security holders	-		-	-

(1)	Consists of shares of common stock subject to outstanding options and DSUs under the following compensation plans: 1991 stock option plan (875,261 shares), 1998 stock incentive plan (1,587,874 shares), 2000 director option plan (39,610 shares) and 2003 Plan (1,244,671 shares). Excludes 132,910 shares issuable under the 1997 employee stock purchase plan in connection with the current and future offering periods.

(2)	Includes 930,421 shares available for issuance under our 2003 Plan. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock unit awards. Also includes 132,910 shares issuable under our 1997 employee stock purchase plan in connection with the current and future offering periods. No new grants may be made under the other plans listed in footnote (1) except for the 2003 Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

        The following table sets forth the compensation earned during 2005 by IDEXX’s chief executive officer and the four other highest-paid executive officers whose salaries and bonuses for IDEXX’s 2005 fiscal year were in excess of $100,000, for services rendered in all capacities to IDEXX and its subsidiaries for each of the last three fiscal years during which such individuals served as executive officers of IDEXX.

		Annual Compensation (1)				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus ($)		Securities Underlying Options		All Other Compensation ($)
Jonathan W. Ayers	2005	$580,000		$650,000	(2)	50,000		$13,239	(3)
President and	2004	550,000		577,500	(4)	55,000		8,626	(5)
Chief Executive Officer	2003	520,000		546,000	(6)	75,000		11,342	(7)

William C. Wallen, PhD	2005	$345,000		$185,000		15,000		10,037	(8)
Senior Vice President and	2004	340,000		225,000		0	(9)	113,361	(10)
Chief Scientific Officer	2003	108,539	(11)	313,000	(12)	110,000	(13)	0

Merilee Raines	2005	$242,000		$185,000		13,000		$2,002	(14)
Vice President and	2004	230,000		162,000		12,000		1,976	(14)
Chief Financial Officer	2003	205,641		140,000		20,000		1,976	(14)

Robert S. Hulsy	2005	$242,000		$185,000		13,000		$0
Vice President	2004	227,000		162,000		12,000		0
Laboratory Services	2003	218,000		150,000		20,000		0

Laurel E. LaBauve	2005	$225,000		$160,000		11,000		$6,300	(15)
Vice President	2004	185,231	(16)	235,000	(17)	15,000	(18)	86,306	(19)
Worldwide Operations	2003	--		--		--		--

(1)	Includes salary and bonus only; the company does not pay the named executive officers other annual compensation as defined by Item 402(b)(2)(iii)(C) of Regulation S-K, including no perquisites or other personal benefits exceeding $10,000.

(2)	Includes compensation in the amount of $325,000 deferred and issued as 4,239 DSUs under the executive deferred compensation plan (as described on page 19).

(3)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,300, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933 and reimbursement for tax preparation services in the amount of $5,006.

(4)	Includes compensation in the amount of $288,750 deferred and issued as 5,121 DSUs under the executive deferred compensation plan (as described on page 19).

(5)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,150, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933 and reimbursement for tax preparation services in the amount of $543.

(6)	Includes compensation in the amount of $273,000 deferred and issued as 5,431 DSUs under the executive deferred compensation plan (as described on page 19).

(7)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,000, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933, and reimbursement for tax preparation services in the amount of $3,409.

(8)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,300 and supplemental disability insurance premiums paid by IDEXX in the amount of $3,737.

(9)	As a result of stock options granted to Dr. Wallen in connection with his hiring in September 2003 (see footnote 13), Dr. Wallen did not receive an annual stock option award in February 2004.

(10)	Consists of relocation allowance in the amount of $103,474, IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,150, and supplemental disability insurance premiums paid by IDEXX in the amount of $3,737.

(11)	Dr. Wallen was hired as senior vice president and chief scientific officer effective September 8, 2003. His initial annual salary was $340,000.

(12)	Consists of a signing bonus of $75,000 paid in connection with the hiring of Dr. Wallen in September 2003, and a bonus of $238,000 earned in 2003.

(13)	Represents stock options granted to Dr. Wallen in connection with his hiring in September 2003.

(14)	Consists of supplemental disability insurance premiums paid by IDEXX.

(15)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan.

(16)	Ms. LaBauve was hired as vice president worldwide operations effective February 16, 2004. Her initial annual salary was $215,000.

(17)	Consists of a signing bonus of $100,000 paid in connection with the hiring of Ms. LaBauve in February 2004, and a bonus of $135,000 earned in 2004.

(18)	Represents stock options granted to Ms. LaBauve in connection with her hiring in February 2004.

(19)	Consists of relocation allowance in the amount of $84,073 and IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $2,233.

Options Granted in 2005

        The table below provides information with respect to the stock option grants made during IDEXX’s 2005 fiscal year to the named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year.

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (2)
Name	(#)(1)	Year	($/Share)	Date	5%($)	10%($)
Jonathan W. Ayers	50,000	8.47%	$57.31	2/02/2015	$1,802,098	$4,566,869
William C. Wallen, PhD	15,000	2.54%	57.31	2/02/2015	540,629	1,370,061
Merilee Raines	13,000	2.20%	57.31	2/02/2015	468,545	1,187,386
Robert S. Hulsy	13,000	2.20%	57.31	2/02/2015	468,545	1,187,386
Laurel E. LaBauve	11,000	1.86%	57.31	2/02/2015	396,461	1,004,711

(1)	The options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. The exercise price per share of each option is equal to the closing sale price of the common stock on the NASDAQ Stock Market on the date of grant. Upon a change in control of IDEXX, vesting of all options to purchase IDEXX’s common stock held by Mr. Ayers and Dr. Wallen would accelerate and such options would become fully exercisable. Upon a change in control of IDEXX, 25% of all unvested options held by all other employees of IDEXX, including other executive officers, would vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable. Vesting of all unvested options held by each executive officer other than Mr. Ayers and Dr. Wallen would accelerate and such options would become fully exercisable if such officer is terminated by the company without cause or the officer terminates employment for good reason within two years following a change in control. See “Change in Control Agreements” below.

(2)	The amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

Total Options Exercised in 2005 and Year-End Values

        The table below sets forth information with respect to the named executive officers concerning their exercise of options during the 2005 fiscal year and the unexercised options held by them as of the end of such year.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan W. Ayers	3,968	$127,135	299,096	319,000	$13,436,911	$11,778,370
William C. Wallen, PhD	0	0	44,000	81,000	1,292,720	2,159,130
Merilee Raines	46,500	1,648,469	126,400	46,600	6,416,092	1,405,568
Robert S. Hulsy	4,738	170,073	76,752	49,600	3,585,835	1,545,561
Laurel E. LaBauve	0	0	3,000	23,000	63,450	415,170

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Based upon the market price of $71.98 per share, which was the closing sale price per share of the common stock on the NASDAQ Stock Market on December 30, 2005, less the option exercise price payable per share.

Executive Deferred Compensation Plan

        Under the company’s executive deferred compensation plan, or the Executive Plan), officers of the company can elect to defer up to 100% of their annual bonus into an account deemed to be invested in a particular hypothetical investment. As of this date, the only hypothetical investment available under the Executive Plan is IDEXX common stock. Therefore, each participating officer’s investment account is denominated as a number of DSUs, having an aggregate value equal to the compensation deferred into such account divided by the last reported sale price of a share of common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and nonforfeitable, since they represent compensation already earned. Upon distribution, an officer receives a number of shares of IDEXX common stock equal to the number of DSUs in his or her account. DSUs are issued pursuant to the stockholder-approved 2003 Plan.

        An officer can elect to receive his or her distribution in either a lump sum amount or in a fixed schedule. However, except upon a change in control in the event of an unforeseeable emergency (as defined in the Executive Plan), an officer cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the company for any reason.

        Upon a change in control of the company (as defined in the Executive Plan), any applicable deferral limitations or other restrictions on each officer’s investment account will lapse, and the shares of IDEXX common stock distributed from such accounts will be deemed to have been outstanding immediately prior to the change in control.

Employment Agreements

        In connection with the hiring of Mr. Ayers as president, chief executive officer and chairman of IDEXX, the company granted Mr. Ayers options to purchase 450,000 shares of IDEXX common stock and entered into an agreement with Mr. Ayers that provided for a target bonus equal to 100% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Mr. Ayers’s base salary for 2006 is $600,000, determined in accordance with the compensation committee philosophy and process described in the Compensation Committee Report on Executive Compensation beginning on page 20. Under this agreement, if Mr. Ayers’s employment is terminated at any time by the company other than for cause (except within three years following a change in control), the company will pay Mr. Ayers his base salary and continue to provide him with benefits for two years following such termination. In addition, his stock options will continue to vest in accordance with their terms during such two-year period. If Mr. Ayers’s employment is terminated other than for cause within three years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.”

        William C. Wallen, PhD, joined the company in September 2003 as senior vice president and chief scientific officer. In connection with his hiring, the company granted Dr. Wallen options to purchase 110,000 shares of common stock and entered into an agreement that provided for a target bonus equal to 70% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Dr. Wallen’s base salary for 2006 is $350,000, determined in accordance with the compensation committee philosophy and process described in the Compensation Committee Report on Executive Compensation beginning on page 20. Under this agreement, if Dr. Wallen’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Dr. Wallen his base salary and continue to provide him with benefits for two years following such termination. If Dr. Wallen’s employment is terminated other than for cause within two years following a change in control, he will receive the payments and benefits described below under “Change in Control Agreements.”

        Except for the change in control agreements described below, the company does not have any agreements with any other executive officers providing for the payment of severance benefits to such officers upon a termination of employment with the company.

Change-in-Control Agreements

        The company has agreements with its ten current executive officers providing for certain benefits in the event the employment of any of such officers is terminated by the company without cause (as defined in the agreements) or by the executive officer for good reason (as defined in the agreements) within two years (three years in the case of Mr. Ayers) following a change in control (as defined in the agreements). These agreements are automatically renewed annually for two-year (three-year in the case of Mr. Ayers) periods unless we give the employee 120 days notice that his or her agreement will not be renewed. The agreements become effective upon a change in control and terminate two years (three years in the case of Mr. Ayers) following the change in control. Prior to a change in control, the company has no obligation to retain the officer as an employee and the officer has no obligation to remain with the company. The agreements require the company to provide the following payments and benefits upon any termination described above: (1) a prorated bonus payment for the portion of the year of termination prior to the date of termination, (2) an amount equal to two times (three times in the case of Mr. Ayers) the sum of the officer’s base salary plus the highest bonus received by the officer for the two fiscal years (three fiscal years in the case of Mr. Ayers) prior to the change in control, and (3) the continuation of life insurance, disability insurance, medical and dental coverage, and other benefits for a period of two years (three years in the case of Mr. Ayers) following the date of termination. In addition, upon any such termination, all unvested options held by the officer shall accelerate and become fully exercisable (except that unvested options held by Mr. Ayers and Dr. Wallen accelerate and become fully exercisable automatically upon a change in control).

        If payments to the officer cause the officer to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the company will pay the officer an additional amount that would, net of any taxes or penalties (including excise taxes) on such additional amount, allow the officer to retain the amount he or she would have received had he or she not been subject to the excise tax under Section 4999. However, if this “gross-up” payment would not provide the officer with an after-tax benefit of at least $50,000 relative to a reduction of payments under the agreement to an amount that would eliminate the excise tax, then payments under the agreement shall be reduced to the amount that eliminates the excise tax, and no “gross-up” payment will be made.

Compensation Committee Report on Executive Compensation

        The company’s executive compensation program is administered by the compensation committee, which is responsible for, among other things, determining the compensation package of each executive officer. The charter of the compensation committee is available on the Internet at idexx.com/aboutidexx/governance/charters/compcharter.cfm. The committee is currently comprised of four directors who are “independent” as defined by the rules of the NASDAQ Stock Market. These members are elected annually by the board of directors. This report is submitted by the compensation committee and addresses the company’s compensation policies for 2005 as well as certain 2006 information.

         Compensation Philosophy

        The company’s executive compensation program is intended to maximize corporate performance and stockholder returns by (i) aligning compensation with the achievement of corporate, division and individual goals, and (ii) enabling the company to attract, retain, motivate and reward executive officers who will contribute to the long-term success of the company. In general, the committee seeks to make annual cash compensation, including salary and bonus, competitive with the median of cash compensation practices of a defined peer group of companies. The peer group referenced by the committee consists of 12 publicly traded companies in the medical technology/medical device sector that are deemed by the committee to be reasonably comparable to the company based on their revenue, net income, total employees and market capitalization.

        Through the grant of stock-based incentives, the committee seeks to provide executive officers with opportunities for compensation above the median of the peer group. The intent of the committee is that executive officers will receive total compensation above the median when corporate performance is strong, and they will receive total compensation below the median when corporate performance is below expectations.

        The committee believes that information regarding the peer group is helpful as a reference to assist the company in remaining competitive in the market. However, the committee does not set compensation based solely on this information, but only considers it along with the other factors described in this report.

        The committee’s philosophy is that executive officers in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. Therefore, bonus and stock-based compensation comprise a greater percentage of total compensation for executive officers in these positions.

         Committee Process

        In the December prior to the beginning of the performance year, the board approves the annual financial budget of the company. At the beginning of the performance year, the board of directors approves the chief executive officer’s annual non-financial goals intended to build the business foundation for long-term financial performance. The chief executive officer approves similar goals, in alignment with his goals, for each of the other executive officers. In February following the performance year, the committee meets to award the chief executive officer’s bonus, and to review and approve the chief executive officer’s recommended bonuses for other executive officers, for that year based on achievement of both the operating budget and the non-financial goals. At this meeting, the committee also determines the annual equity award and current year base salary for the chief executive officer and reviews and approves the chief executive officer’s recommendations for equity awards and current year base salaries for the other executive officers. The committee meets at other times during the year as needed to review executive compensation and otherwise to perform the duties described in its charter. During 2005, the committee met three times and the committee met in February 2006 to determine 2005 bonus awards, 2006 equity awards and 2006 base salary for executive officers.

        During 2005, the committee engaged an independent compensation consultant to review the competitiveness and appropriateness of the total compensation of the company’s five most highly compensated executive officers relative to the peer group, and to update the committee on general trends in executive compensation with respect to total compensation, forms of compensation and stock compensation.

        In 2005 management engaged a separate independent compensation consultant to review the company’s compensation philosophy and programs, with particular emphasis on the structure of equity compensation. Following this review, management developed a new equity compensation framework for 2006 that was reviewed and approved by the committee. The new structure is described in more detail below.

        In connection with its meeting in February 2006, the committee asked the company’s human resources department to prepare a tally sheet summarizing all of the components of compensation for each executive officer, comprising (i) salary and bonus for the past three years, (ii) grant sizes and Black-Scholes values for stock options awarded in the past three years, (iii) the aggregate value (measured by the difference between market price and exercise price) of vested and unvested stock options held as of December 31, 2005, (iv) the cumulative value realized from the exercise of stock options (measured by the difference between the market price on the date of exercise and the exercise price), (v) the value of all benefits, (vi) all other compensation of any kind, and (vii) the value of cash and benefits to be provided under various severance and change-in-control scenarios.

        In setting the different components of compensation described below, the committee considered all of the information described above in addition to the other factors described below with respect to each component of compensation.

         Compensation

         Base Salary

        In February of each year the committee asks the chief executive officer for a recommendation regarding the base salary for each executive officer other than the chief executive officer. In evaluating the recommendations of the chief executive officer, the committee considers compensation data for the peer group; the officer’s relevant experience, skills and abilities; the officer’s historical performance against goals and contribution to division and corporate performance; and equitableness relative to the compensation of other officers and employees of the company. The committee does not, however, use a specific formula based on a ranking of the indicated criteria, but instead makes a subjective evaluation of each executive officer’s contributions and potential in light of such criteria. In February 2005, the company’s executive officers, other than the chief executive officer, received an average base salary increase of 3.8% and in February 2006, the company’s executive officers, other than the chief executive officer, received an average base salary increase of 4.0%.

         Performance Bonuses

         The company’s executive officers are eligible for annual performance bonuses equal to a target percentage of base salary. Target bonus percentage is 100% for the chief executive officer, 70% for the chief scientific officer and 60% for all other executive officers. The amount of the target bonus paid, if any, to each executive officer depends equally on (i) overall corporate performance against goals and (ii) the officer’s success in achieving individual annual performance goals.

        Corporate and individual goals comprise annual financial objectives as well as non-financial goals that are intended to strengthen the business and support the company’s capacity for sustained financial performance in future periods. Non-financial goals relate to achievement in the areas of new product and technology development, sales and marketing, organizational development, operational excellence and systems capability, quality, business development, and strategy formulation.

        Throughout the year, the chief executive officer meets with each executive officer to review his or her progress in achieving individual goals and reports the company’s progress against its financial and non-financial goals to the board of directors. At the end of each year, the chief executive officer reviews corporate performance and individual executive officer performance, and recommends both corporate and individual performance factors to the compensation committee. The committee considers the recommendation of the chief executive officer and then determines the final corporate and individual performance factors. Generally, a factor of 100% would indicate that goals were achieved on the whole, a factor greater than 100% would indicate that goals were exceeded on the whole, and a factor of below 100% would indicate that goals were not met on the whole.

        At its meeting in February 2006, the compensation committee reviewed the company’s 2005 financial performance against objectives, focusing primarily on revenues, earnings per share and free cash flow (defined as operating cash flow of $117 million, less investments in fixed and other long-term assets of $24 million and $3 million, respectively). In evaluating the company’s 2005 performance against its goals, the committee excluded acquisition integration costs of $0.02 per diluted share and income tax expense on the repatriation of foreign earnings under the American Jobs Creation Act of $0.03 per diluted share, as these were determined to be discrete items that did not reflect the underlying performance of the business. The committee determined that the company’s financial performance in 2005 was favorable to its budget. The committee also considered the company’s total shareholder return in 2005 (measured as the increase in price of a share of common stock between closing on December 31, 2004 and December 30, 2005, divided by the closing price of a share of common stock on December 31, 2004), which was 32%, and which followed a return of 18% in 2004. Finally, the committee considered the company’s success in achieving non-financial goals in the areas described above.

        The committee did not rank or weight all of the financial and non-financial achievements, but instead made a subjective evaluation of the company’s overall performance based upon all of these factors. On the basis of this evaluation, the committee approved a corporate performance factor of 103% of the target.

        The committee then considered the chief executive officer’s recommendations regarding each other executive officer’s performance against his or her individual goals. Again, the compensation committee did not make any specific ranking or weighting of financial and non-financial goals for each executive officer, but instead made a subjective evaluation of each executive officer’s performance. On the basis of the committee’s assessment of overall corporate performance and individual executive officer performance, the compensation committee awarded bonuses to executive officers that averaged 67% of base salary, excluding the chief executive officer.

         Equity-Based Compensation

        Equity Awards. Equity awards under the company’s 2003 Plan are intended to align directly the interests of the company’s executive officers with those of its stockholders. While cash bonuses are based upon achievement of annual goals, equity awards are intended to provide incentive to executive officers for long-term value creation. The award levels of equity compensation for each executive are based on an assessment of the executive’s demonstrated capacity to contribute to the company’s future performance. The compensation committee considers equity compensation to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the company.

        As noted above, in 2005 the committee approved a new framework for management equity compensation. The primary change in management equity compensation beginning in 2006 was to move away from awarding solely stock options to awards that consist of a mix of stock options and restricted stock units, or RSUs. The mix of stock options and RSUs varies with management level, with more senior managers receiving a greater percentage of equity award value in the form of stock options. Executive officers receive 75% of equity award value in the form of stock options and 25% of equity award value in the form of RSUs. Like stock options granted by the company, RSUs vest ratably over a five-year period. Beginning in 2006, new stock option awards will have a term of seven years, rather than the ten-year terms for options granted prior to 2006.

        In converting the value of stock option awards to RSUs, the committee applied a ratio of one RSU, each of which represents the right to receive one share of common stock upon vesting, for every four stock option shares, which the committee believes is generally consistent with emerging compensation trends. RSUs involve less risk than stock options because they automatically have value upon vesting, whereas stock options have no realizable value unless the stock price increases above the exercise price. However, because the number of shares in a RSU award is only one quarter of a comparably valued stock option award, RSU awards provide less upside opportunity. Given the risk/reward characteristics of the two types of awards, the committee believes that the grant to executive officers of equity awards comprising a greater proportion of stock options relative to RSUs is consistent with its philosophy that employees in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. In other words, stock options have the appropriate performance-based orientation for executive officers. On the other hand, RSUs are a more effective incentive tool for mid-level management and technical talent. The committee believes that RSUs are a more effective recruiting tool.

        In determining the size of equity awards to each executive officer, the committee begins with a target dollar award value, rather than a target number of shares subject to the award. The target value is set based upon the responsibilities inherent in each executive officer’s position and, relative to cash compensation, is intended to give effect to the committee’s philosophy that equity awards should have the potential to raise officers’ total compensation above the median of the peer group. Although target equity award sizes are set for each position, the actual size of annual dollar award value is a subjective determination based on the anticipated contribution of the executive officer to the long-term value of the company. The compensation committee also seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

        The committee believes that the mix of stock options and RSUs under the new program will provide the proper incentive to all levels of the company’s management for long-term value creation. At the same time the new program will reduce the company’s overall annual use of shares for equity compensation purposes by about two-thirds, and thereby reduce the dilutive impact of equity compensation on shareholders. The committee has reduced the company’s annual use of shares for equity compensation from 2.7% of shares outstanding in 2003 to 1.9% of shares outstanding in 2005 and an anticipated 1.1% of projected shares outstanding in 2006. The changes in 2006 also will reduce the company’s amortizable equity compensation expense by several million dollars over the next five years relative to the expense that the company would have incurred under the previous equity award program.

        At its meeting in February 2006, the committee approved the grant of the following equity awards to the named executive officers:

Name	Shares Underlying Options	Shares Subject to Restricted Stock Units
Jonathan W. Ayers	30,000	2,500
William C. Wallen, PhD	5,920	492
Merilee Raines	7,400	615
Robert S. Hulsy	7,400	615
Laurel E. LaBauve	7,400	615

        Stock Ownership Guidelines. Consistent with the committee’s desire that the interests of the company’s executive officers be closely aligned with the interests of its stockholders, in 2003 the board of directors adopted, on recommendation of the compensation committee, stock ownership guidelines applicable to the company’s executive officers. Under these guidelines, the company’s chief executive officer is expected to hold shares of common stock having an aggregate value equal to or greater than three times his or her annual base salary, and other executive officers are expected to hold shares having an aggregate value equal to or greater than one times their annual base salaries. An executive officer will be deemed to have satisfied the ownership guidelines if either the aggregate price paid by the executive for shares held equals or exceeds the applicable multiple of his or her current annual base salary or at any time the fair market value of such shares equals or exceeds such amount. Executives are expected to comply with these guidelines by the later of July 2006 or five years after their date of hire. DSUs credited to an executive’s deferred compensation investment account, as described under “Executive Deferred Compensation Plan” on page 19, are included in calculating stock ownership pursuant to these guidelines. In addition, the guidelines include retention requirements for stock option exercises under which executives must retain certain shares of common stock acquired upon exercise of a stock option. Executive officers who do not yet satisfy the ownership guidelines must retain 50% of the shares remaining from an option exercise after payment of the exercise price and taxes, and executive officers who already satisfy the guidelines must retain 25% of such shares. The committee annually reviews the compliance of each executive officer with the guidelines. As of February 28, 2006 the chief executive officer held stock and DSUs with a value of approximately six times his annual salary.

        Employee Stock Purchase Plan. Under the company’s employee stock purchase plan, all eligible employees of the company, including executive officers, may purchase shares of common stock through payroll deductions. Offerings under this plan occur every three months and shares are purchased at a price equal to 85% of the fair market value of the common stock on the last day of the offering period. An aggregate of up to 450,000 shares can be issued under the plan.

         Personal Benefits

        The company’s practice is not to provide special perquisites and benefits to executive officers. Executive officers are compensated through salary and incentive compensation and not through personal benefits and perquisites. With the limited exceptions described in the Summary Compensation Table on page 17, health and welfare benefits are provided to executive officers on the same terms as other employees. The company does not provide cars, parking spaces, private air travel, family travel reimbursement, or other special travel benefits to executive officers. The company does not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses except in connection with business travel. The company does not provide personal services to executive officers or reimburse executive officers for any such services except that it reimburses Mr. Ayers for tax return preparation and planning services. The company does not provide club memberships or other personal social or entertainment benefits to executive officers, nor does it reimburse executive officers for any such costs. The company does not make loans or provide guarantees to executive officers.

         Chief Executive Officer Compensation

        During 2005, Mr. Ayers’s salary was $580,000. In February 2006, the compensation committee increased Mr. Ayers’s base salary 3.4% to $600,000, and awarded Mr. Ayers a bonus of $650,000 for performance during 2005. Mr. Ayers’s bonus was 112% of his annual target bonus. In determining Mr. Ayers’s bonus, the compensation committee considered the company’s achievement of all of the corporate financial and non-financial factors described above. In February 2006, the committee awarded Mr. Ayers stock options to purchase 30,000 shares and 2,500 RSUs. The stock options vest in equal annual installments over a five year period, have a seven year life, and otherwise are subject to the terms described in footnote 1 to the “Options Granted in 2005” table on page 18. The RSUs vest in equal annual installments over five years.

        In making the salary adjustments and stock option and bonus awards described above, the committee considered all of the components of the compensation of Mr. Ayers and the other executive officers described above under “Committee Process”, as well as the advice of its compensation consultants. Based on this review, the committee concluded that the total compensation of the chief executive officer and the other executive officers of the company was reasonable and not excessive.

        Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Certain performance-based compensation approved by the company’s stockholders, including option grants under the company’s 2003 Plan, generally is not subject to the deduction limit. The company reviews periodically the potential consequences of Section 162(m), and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the committee does not have a policy that all compensation must be deductible.

        By the compensation committee of the board of directors,

Robert J. Murray, Chairman Thomas Craig Errol B. De Souza, PhD William T. End

STOCK PERFORMANCE GRAPH

        This graph compares our total stockholder returns, the Standard & Poor’s (“S&P”) MidCap 400 Health Care Index, the S&P SmallCap 600 Health Care Index and the Total Return Index for the NASDAQ Stock Market (U.S. Companies) prepared by the Center for Research in Security Prices (the “NASDAQ Index”). This graph assumes the investment of $100 on December 29, 2000 in IDEXX’s common stock, the S&P MidCap 400 Health Care Index, the S&P SmallCap 600 Health Care Index and the NASDAQ Index and assumes dividends, if any, are reinvested. Measurement points are the last trading days of the years ended December 2000, 2001, 2002, 2003, 2004 and 2005.

	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
IDEXX Laboratories, Inc.	$100.00	$129.59	$149.32	$210.36	$248.14	$327.18
S&P MidCap 400 Health Care Index	100.00	94.71	74.71	108.35	124.54	146.69
S&P SmallCap 600 Health Care Index	100.00	101.42	82.64	108.52	132.83	14,739
NASDAQ Index	100.00	79.32	54.84	81.99	89.22	91.12

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The audit committee oversees the company’s financial reporting process, internal controls, and audit functions on behalf of the board of directors and operates under a written charter adopted by the board, which is attached to this proxy statement as Appendix A. The members of the audit committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market.

        Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, or PwC, the company’s independent registered public accounting firm, is responsible for expressing an opinion as to whether these financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America and on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, PwC will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

        In performing its oversight responsibilities, the audit committee reviewed and discussed with management and PwC the audited consolidated financial statements of the company as of and for the fiscal year ended December 31, 2005, management’s assessment of the effectiveness of the company’s internal control over financial reporting, and PwC’s evaluation of the company’s internal control over financial reporting. The audit committee also discussed with PwC their judgment as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees.

        In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures and letter from the independent auditors to the audit committee required by Independence Standard Board Standard No. 1, as amended, Independent Discussions with Audit Committees. The audit committee also has considered whether the provision of nonaudit related services by the independent auditors is compatible with maintaining the independent auditors’ independence.

        Based on the reviews, discussions and representations from management referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

        By the audit committee of the board of directors,

Brian P. McKeon, Chairman Errol B. De Souza, PhD William T. End

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY

PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

        Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2007 annual meeting of stockholders must be received by our corporate secretary at the address written in the next paragraph, by November 27, 2006. The deadline to submit a proposal for inclusion in our proxy materials for the 2006 annual meeting has passed.

        Our amended and restated bylaws also establish an advance notice procedure that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of the process under Rule 14a-8 described above. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the corporate secretary of IDEXX at One IDEXX Drive, Westbrook, Maine 04092. Our amended and restated bylaws provide that stockholder proposals must include certain information regarding the nominee for director and/or the item of business. We must receive the notice of your intention to introduce a nomination or proposed item of business, and all supporting information, at our 2007 annual meeting no later than February 25, 2007 or 60 days before the 2007 annual meeting of stockholders, whichever is later. If you fail to provide timely notice of a proposal to be presented at the 2007 annual meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal that may come before the meeting.

OTHER MATTERS

        The board of directors knows of no other matters to be presented for stockholder action at the annual meeting. If, however, other matters do properly come before the annual meeting or any adjournments or postponements thereof, the board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Investor Relations, IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, 04092, Telephone: 207-856-8155. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

        The board of directors hopes that you will attend the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote via the Internet or by telephone at your earliest convenience. If you attend the annual meeting, you can still vote your stock personally even though you may have already sent in your proxy.

By order of the board of directors,

Conan R. Deady, Secretary

March __, 2006

APPENDIX A

IDEXX LABORATORIES, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee is a committee of the Board of Directors of IDEXX Laboratories, Inc. Its primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the accounting, internal control and financial reporting processes and the audit process of the Company.

The Company’s management is responsible for preparation, presentation and integrity of the Company’s financial statements; the appropriateness of the accounting principles and reporting policies that are used by the Company; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); establishing and maintaining the effectiveness of disclosure controls and procedures (as defined in Rule 13a-15(f) of the Exchange Act); evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles (“GAAP”) or applicable law, or to guarantee the independent auditor’s report.

The Audit Committee will consist of at least three members of the Board of Directors. Each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A 3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A 3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined under the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. The Nominating and Governance Committee of the Board of Directors shall determine annually whether each member of the Audit Committee meets the requirements of this paragraph.

Audit Committee members and the Committee chairman shall be designated by the full Board of Directors upon recommendation of the Nominating and Governance Committee. The Board shall elect the Chairman of the Committee. The Chairman of the Committee shall periodically report to the Board regarding the activities of the Committee.

In meeting its responsibilities, the Audit Committee shall perform the following activities:

A.	Oversight of the Independent Auditors and Audit Process:

1.	The Audit Committee is solely responsible for appointing, evaluating, retaining, compensating and, when necessary, terminating the engagement of the independent auditors. The Audit Committee is empowered without further action of the Board, to cause the Company to pay the compensation of the independent auditors established by the Audit Committee.

2.	The Audit Committee shall pre-approve all services associated with the annual audit to be provided to the Company by the independent auditor or other firms performing services on behalf of the independent auditor. The Audit Committee shall approve all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

3.	The Audit Committee shall oversee the work of the independent auditors, who shall report directly to the Audit Committee. Such oversight shall include resolution of disagreements between management and the independent auditors regarding financial reporting.

4.	The Audit Committee shall provide an open avenue of communication between the independent auditors and the Board of Directors.

5.	The Audit Committee shall gain assurance, in writing, on the independence of the independent auditors, consistent with Independence Standards Board Standard No. 1. It is the responsibility of the Audit Committee to insure the objectivity and independence of the independent auditors and ensure that there are no conflicts of interest involving the independent auditors.

6.	The Audit Committee shall conduct an annual review of the performance of the independent auditors, including a review of (1) the background and performance of partners and managers assigned to the Company’s account, (2) quality control procedures established by the independent auditors, and (3) material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, and any steps taken to deal with any such issues.

7.	The Audit Committee shall ascertain that (1) the lead (or concurring) audit partner from any public accounting firm performing audit services serves in that capacity for no more than five fiscal years of the Company and (2) any partner other than the lead or concurring partner serves no more than seven years at the partner level on the Company’s audit

8.	The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

9.	The Audit Committee shall consider and review, with management, the rationale for employing audit firms other than the principal independent auditors.

B.	Oversight of Internal Auditors:

1.	The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of ethics. The Audit Committee shall receive and review the reports of the Chief Executive Officer and Chief Financial Officer required by Rule 13a-14 of the Exchange Act.

2.	The Audit Committee shall review the charter, plans, activities, staffing and organizational structure of the internal audit function and shall review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Auditing or person having similar responsibilities. The Audit Committee will provide an open channel of communication between the internal auditors and the Board.

3.	The Audit Committee shall consider and review with the internal auditors and management:

a.	the objectivity, independence and effectiveness of the internal auditors;

b.	the internal audit risk assessment process, audit scope and plans of the internal auditors;

c.	the coordination of effort with the independent auditors to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

d.	the quality and adequacy of the Company’s internal accounting controls; and

e.	any significant findings and recommendations of the independent auditors and internal auditors together with management’s responses thereto.

C.	Oversight of the Financial Reporting Process:

1.	The Audit Committee shall consider and review with management and the independent auditors prior to the filing of each periodic report:

a.	the Company’s financial statements and related footnotes;

b.	the quality of the Company’s earnings from a subjective and an objective standpoint;

c.	judgments of the independent auditors about the quality of the Company’s accounting principles as applied in its financial reporting for its financial statements;

d.	any significant events or transactions occurring during the period being reported;

e.	any changes in accounting estimates, policies and practices, unusual or significant commitments or liabilities, and legal and regulatory matters that may have a material impact on the financial statements;

f.	the reports to be filed with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements;

g.	internal control matters required to be communicated to the Committee by management, including all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls;

h.	the process used by management to evaluate the effectiveness of disclosure controls and procedures and the results of management’s evaluation of such effectiveness; and

i.	the Company’s earnings press release.

2.	The Audit Committee shall consider and review with management and the independent auditors at the completion of the annual audit examination:

a.	Report provided by the independent auditors on the following matters:

•	all critical accounting policies and practices in use;

•	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors; and

•	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

b.	The independent auditors’ audit of the financial statements and report thereon, including any attestation report on management’s assessment of the internal control system.

3.	The Audit Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

4.	The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

D.	Other Oversight Responsibilities:

1.	The Audit Committee shall maintain procedures for:

a.	the receipt, retention, and treatment of complaints regarding accounting, internal control, and auditing matters; and

b.	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2.	The Audit Committee shall periodically meet independently and in separate executive sessions with the internal auditors, the independent auditors, and management.

3.	The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

4.	The Audit Committee shall report Audit Committee actions to the Board of Directors with such recommendations, as it may deem appropriate.

5.	The Audit Committee is authorized to conduct or instruct management to conduct investigations into any matters within its scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation and the Company will provide appropriate funding for payment for such services, as determined by the Committee.

6.	The Audit Committee shall review all related party transactions (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis, and all such transactions must be approved by the Audit Committee.

7.	The Audit Committee shall review with management the Company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

8.	The Audit Committee shall discuss with management the Company’s major policies with respect to risk assessment and risk management, including insurance coverage.

9.	The Audit Committee shall meet as frequently as required to fulfill the requirements of its charter or as circumstances require. The Audit Committee will ask members of management or others to attend the meeting and provide pertinent information as necessary.

10.	The Audit Committee will perform such other functions as assigned by law, NASDAQ regulation, the Company’s charter or by-laws, or the Board of Directors.

11.	The Audit Committee shall review and update, if necessary, its charter at least annually.

12.	The Audit Committee shall review the structure and function of the Company’s Finance organization at least annually.

13.	The Audit Committee shall periodically review critical accounting topics or processes of the Company as determined by the Chief Financial Officer, independent auditors or the Committee.

APPENDIX B

PROPOSED FORM OF

PROPOSED FORM OF
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
IDEXX LABORATORIES, INC.

        IDEXX Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

        FIRST: At a meeting of the Board of Directors of the Corporation held pursuant to notice duly given, the Board of Directors duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended (the “Certificate”) of said Corporation.

RESOLVED:	That the first paragraph of Article FOURTH of the Certificate be amended so that, as amended, said first paragraph of Article FOURTH shall read in its entirety as follows:

FOURTH:	The aggregate number of shares which the Corporation shall have authority to issue is 120,500,000 of which (i) 120,000,000 shares shall be Common Stock, $0.10 par value per share (“Common Stock”), and (ii) 500,000 shares shall be Series Preferred Stock, $1.00 par value per share (“Series Preferred Stock”).

        SECOND: That the foregoing amendment to the Corporation’s Certificate was adopted by the holders of a majority of the outstanding shares of Common Stock at the Annual Meeting of Stockholders held on ______, 2006 pursuant to notice duly given.

        IN WITNESS WHEREOF, said IDEXX Laboratories, Inc. has caused this Certificate to be signed by Jonathan W. Ayers, its President, Chief Executive Officer & Chairman, and attested by Conan R. Deady, its Vice President and Secretary, this ___ day of _____, 2006.

IDEXX LABORATORIES, INC.

By: /s/Jonathan W. Ayers
Jonathan W. Ayers President, Chief Executive Officer and Chairman

By:	/s/Jonathan W. Ayers Jonathan W. Ayers President, Chief Executive Officer and Chairman

ATTEST:

By:	/s/Conan R. Deady Conan R. Deady Vice President and Secretary

B-1